SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

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Date of Report: June 10, 2008

NeoMedia Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21743	36-3680347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Concourse Parkway, Suite 500, Atlanta, GA	30328
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(678) 638-0460

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On June 10, 2008, NeoMedia Technologies, Inc., a Delaware corporation (the “Company”) entered into an Employment Agreement with Mr. Iain McCready (the “Executive”) pursuant to which the Company shall employ the Executive as Chief Executive Officer of the Company. Pursuant to the terms of the Employment Agreement, the Executive’s initial term of employment shall continue for two (2) years commencing on May 29, 2008 (the “Effective Date”) unless earlier terminated as provided in the Employment Agreement.

The Company shall pay to Executive a base salary equal to One Hundred Sixty Thousand British Pounds Sterling (₤160,000) (“Base Salary”) plus Executive shall receive incentive bonus compensation for each fiscal year of the Company equal to (a) Twenty Thousand British Pounds Sterling (₤20,000) and (b) up to thirty-seven and one-half percent (37.5%) of the Base Salary for such fiscal year based upon objectives determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof in its sole discretion. In lieu of participation in the Company’s benefit programs, the Company shall pay to the Executive an annual bonus of Six Thousand Ninety-Five British Pounds Sterling (£6,095).

The Executive shall also be entitled to receive a sales bonus equal to the product of 0.025 and the total amount of cash and fair market value (on the date of payment) of all property paid or payable (including amounts paid in escrow) to the Company in connection with a Sale Transaction (as defined in the Employment Agreement) (the “Sale Proceeds”) so long as certain conditions are met as set forth in the Employment Agreement; provided, however, that in calculating such sales bonus, such Sale Proceeds shall be deemed not to exceed Two Hundred Million Dollars ($200,000,000).

Furthermore, subject to approval of the Board, the Company shall issue to the Executive (i) an option to acquire Sixteen Million Twenty-Five Thousand Six Hundred Forty-Three (16,025,643) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a per share exercise price to be determined upon the date of the grant (the “First Option”) and (ii) an option to acquire Sixteen Million Twenty-Five Thousand Six Hundred Forty-Three (16,025,643) shares of Common Stock at a per share exercise to be determined upon the date of the grant (the “Second Option” and together with the First Option, the “Options”). The First Option shall vest with respect to one hundred percent (100%) of the shares subject to the First Option eighteen (18) months after the Effective Date, subject to Executive’s employment with the Company on such date. The Second Option shall vest with respect to 1/15th of the shares subject to the Second Option each month following the Effective Date, subject to the continued employment of Executive on such dates, such that the Second Option is vested and exercisable with respect to one hundred percent (100%) of the shares subject to the Second Option fifteen (15) months after the Effective Date. Notwithstanding the foregoing, upon the occurrence of a Sale Transaction all unvested Options immediately shall be vested and exercisable. Except as otherwise expressly provided in this Agreement, all terms and conditions concerning the granting and exercise of the Options awarded to the Executive shall be governed by the Company's option plan, as such plan may be amended from time to time. The Options shall be memorialized by a stock option agreement by and between the Company and the Executive.

The Company shall reimburse the Executive for all reasonable expenses paid or incurred by him in the performance of the services contemplated by the Employment Agreement in accordance with the Company’s reimbursement policies as determined from time to time in the sole discretion of the Board. The Executive shall also be entitled in each of the Company’s fiscal years to a vacation of twenty-five (25) days, during which time his compensation shall be paid in full, and such holidays and other non-working days as are consistent with the policies of the Company for executives generally. A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGMENTS OF CERTAIN OFFICERS

The Board accepted the amicable resignation of Dr. Christian Steinborn as Chief Operating Officer of the Company, effective June 11, 2008. The Company does not intend to fill the vacancy in the office of Chief Operating Officer at this time.  Dr. Steinborn’s contributions will continue to be realized by the Company as he will focus on leading the Company’s expansion in the European and Asia Pacific markets and to continue to serve as the CEO (Vorstand) of Gavitec AG, one of the Company’s wholly-owned subsidiaries.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 herein above.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a) Not applicable.

(b) Not applicable.

(c)  Not applicable.

(d) Exhibit No. Description:

EXHIBIT	DESCRIPTION	LOCATION

Exhibit 10.1	Employment Agreement, dated June 10, 2008, by and between NeoMedia Technologies, Inc. and Iain McCready	Provided herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2008	NEOMEDIA TECHNOLGIES, INC.

By: /s/ Scott Womble
Name: Scott Womble
Its: Chief Financial Officer